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                 SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15 (d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  June
10, 1997


                   United Security Bancorporation
         (Exact Name of Registrant as Specified in Charter)


          Washington           0-18561            91-1259511
          ----------           -------            ----------
(State or other jurisdiction   (Commission        (IRS
Employer Identi-
        of incorporation)       File Number)       fication
Number)

       9506 North Newport Highway, Spokane, Washington 99218-
1200
       -----------------------------------------------------
-----
            (Address of principal executive offices/Zip
Code)

   Registrant's telephone number, including area code:
(509) 467-6949
   ---------------------------------------------------------
----------

                    Item 5.  Other Events

Subsequent to the disclosures made in the Company's 1996
Form 10-KSB and the Form 8-K filed on April 4, 1997 the following additional information is now available regarding the embezzlement activities at the Company's subsidiary, Home Security Bank ("HSB").

Management believes that the embezzler began the embezzling activities in 1989 and continued such activity into 1996.
Funds were taken in small increments over eight years from customer certificate of deposit accounts entrusted to the embezzlers supervision.

HSB had, and continues to have, specific internal controls in place designed to prevent fraud of this kind. Internal control policies and procedures include segregation of duties, cash drawers maintained only by tellers, cashier's checks payable to customers and not banks, and early withdrawal penalties when funds are drawn from certificates of deposit during their term. The internal controls were circumvented without detection because, as previously reported, the embezzler had a personal relationship with the president of HSB, and as vice-president of operations of HSB, the embezzler was in a position that commanded trust and respect. HSB employees were therefore reluctant to challenge or even question the embezzlers directives.

In April 1996, the president of HSB resigned for reasons unrelated to the embezzlement. In August 1996, the Company terminated the embezzler

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because of disagreements with the Company.  The
disagreements were
unrelated to the embezzlement. Approximately two weeks after the termination of the embezzler the Company became aware of the embezzlement through researching customer questions.
Previously these questions would have been answered by the embezzler.

HSB has revised its internal control procedures to prevent similar embezzlement in the future. The revisions include a review of all personal relationships between senior management, early withdrawals of certificates of deposit must be accompanied by a special review of early withdrawal penalties, new accounts personnel are not allowed to maintain a teller cash drawer, cashier checks are reviewed to determine payment is made only to a customer, and certificate of deposit withdrawals are only made by cashier check, not cash.

The Company and HSB have filed a claim with its insurance carrier. No further information is available at this time.

SIGNATURES

Pursuant to the requirements of the Security Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  June 10, 1997

                         UNITED SECURITY BANCORPORATION

                         By:  /s/ Chad Galloway
                         ------------------------------
                         Name:    Chad Galloway
                         Title:   Vice President and
                                  Chief Financial Officer



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